UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2008

WINDSWEPT ENVIRONMENTAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17072	11-2844247
State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

895 Waverly Avenue, Holtsville, New York	11706
(Address of principal executive offices)	(Zip Code)

(631) 289-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 30, 2008, Windswept Environmental Group, Inc. (the “Company”) entered into an Omnibus Amendment and Waiver (the “Omnibus Amendment”) with Laurus Master Fund, Ltd. (“Laurus”), Valens Offshore SPV I, Ltd. (“VOFSPVI”), Valens U.S. SPV I, LLC (“VUSSPVI” and together with Laurus and VOFSPVI, the “Holders”) and LV Administrative Services, Inc., as agent for the benefit of each of the Holders (the “Agent”). The Omnibus Amendment amends the Amended and Restated Secured Convertible Term Note, dated September 29, 2006 (the “Note”).

Pursuant to the Omnibus Amendment, the Holders waived payment of the monthly amount due under the Note on March 1, 2008, April 1, 2008 and May 1, 2008 (the “Deferred Amount”). The Deferred Amount will be payable by the Company by the earlier to occur of either the maturity date of the Note or the date upon which all obligations arising under the Note and the related loan documents have been paid in full.

In exchange of this waiver of the Deferred Amount, the Company agrees to pay $50,000 in cash to the Agent (the “Holder Payment”), which is to be paid on the earlier to occur of either the maturity date of the Note or the date upon which all obligations arising under the Note and the related loan documents have been paid in full. The Agent shall distribute the Holder Payment to the Holders.

The foregoing description is qualified in its entirety by reference to the Omnibus Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Exhibits

(d) Exhibits

10.1	Omnibus Amendment.

   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINDSWEPT ENVIRONMENTAL GROUP, INC.

Date: May 2, 2008	By:	/s/ Arthur J. Wasserspring
Arthur J. Wasserspring
Title: Chief Financial Officer

Exhibit Index

10.1	Omnibus Amendment.